Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (the “2015 Form 10-K”), our quarterly reports on Form 10-Q or our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our news releases or any other written or oral statements made by or on behalf of us, may include, directly or by incorporation by reference, forward-looking statements that reflect our current view (as of the date the forward-looking statement is first made) about future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	material reductions in purchases, non-renewal or early termination of contracts, or delinquencies or defaults by key customers;

•	risks associated with the generic pharmaceutical sourcing venture with CVS Health Corporation, including those relating to our ability to realize and maintain the benefits from the sourcing venture;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration ("DEA"), the U.S. Food and Drug Administration and other agencies within the U.S. Department of Health and Human Services, including the Centers for Medicare and Medicaid Services, the Office of Inspector General and the Office for Civil Rights, the U.S. Nuclear Regulatory Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, various state boards of pharmacy, state controlled substance agencies, state health departments, state insurance departments, state Medicaid departments or comparable regulatory bodies or governmental authorities or foreign equivalents that could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions or monetary sanctions;

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the possibility of civil fines levied against us (in excess of the reserve we have accrued) by the U.S. Department of Justice for conduct covered by the settlement agreement that we entered into in connection with the DEA's suspension of our Lakeland, Florida distribution center's registration to distribute controlled substances;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;

•	changes in regulatory policies regarding pharmaceutical manufacturer product pricing practices;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or magnitude of brand or generic pharmaceutical price appreciation, restrictions in the amount of inventory available to us, or changes in the timing or frequency of generic launches or the introduction of brand pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in distribution or sourcing models for pharmaceutical and medical/surgical products and services, including an increase in direct and limited distribution;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties relating to our ability to achieve the anticipated results from the acquisition of The Harvard Drug Group;

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risks and uncertainties relating to the acquisition of Cordis, including the ability to achieve the expected synergies and positive impact to operating results and the additional risks the Cordis acquisition will subject us to relating to regulatory matters, legal proceedings, tax laws or positions and global operations, including the effects of local economic environments and currency volatility;

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risks arising from certain of our businesses being Medicare-certified suppliers or participating in state Medicaid programs, which business are subject to accreditation and quality standards and other rules and regulations, including applicable billing, payment and record-keeping requirements;

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risks arising from certain of our businesses manufacturing or repackaging pharmaceuticals, which businesses are subject to federal and state laws that establish eligibility for reimbursement by federal and state healthcare programs;

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risks arising from possible violations of the U.S. Foreign Corrupt Practices Act, Chinese anti-corruption laws and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

•	risks arising from possible violations of healthcare fraud and abuse laws;

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risks arising from our collecting, handling and maintaining patient-identifiable healthcare information and other sensitive personal information, which are subject to federal, state and foreign laws that regulate the use and disclosure of such information;

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changes in laws or changes in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	our ability to maintain adequate intellectual property protections;

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costs or claims resulting from potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions or other legal proceedings;

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disruption or damage to, or failure of, our information or controls systems, including in the event that the Pharmaceutical segment's planned multi-year systems upgrade is not effectively implemented or fails to operate as intended, or a data security breach;

•	disruptions to the proper functioning of our critical facilities, including our national logistics center;

•	the costs, effects, timing or success of restructuring programs or plans;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

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risks associated with volatility and disruption to the global capital and credit markets, which may adversely affect our ability to access credit, our cost of credit and the financial soundness of our customers and suppliers;

•	bankruptcy, insolvency or other credit failure of a customer or supplier that has a substantial amount owed to us;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	adverse changes in U.S. or foreign tax laws, unfavorable challenges to our tax positions and payments to settle these challenges; and

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	other factors described in the “Risk Factors” section of the 2015 Form 10-K.
The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

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